Exhibit 16.1

July 22, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 19, 2016, to be filed by our former client, Amedica Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

 Mantyla McReynolds, LLC